Exhibit 99.1

Commercial Metals Company Announces Cash Tender Offer and

Related Consent Solicitation for Any and All of its Outstanding 2013 Senior Notes

in Connection with Debt Refinancing

IRVING, Texas, May 6, 2013 /PRNewswire/ – Commercial Metals Company (NYSE: CMC) announced today that it has commenced a cash tender offer (the “Tender Offer”) to purchase any and all of the $200 million aggregate principal amount outstanding of its 5.625% Senior Notes due 2013 (the “Notes”).

Concurrently with the Tender Offer, CMC is soliciting consents (the “Consent Solicitation”) for amendments that would eliminate or modify substantially all of the restrictive covenants, certain events of default and other provisions contained in the indenture governing the Notes. Holders who tender their Notes will be deemed to consent to all of the proposed amendments and holders may not deliver consents without tendering their Notes.

The Tender Offer will expire at 11:59 p.m., New York City time, on June 3, 2013, unless extended or earlier terminated by CMC (the “Expiration Date”). Under the terms of the Tender Offer, holders of the Notes who validly tender and do not withdraw their Notes prior to 5:00 p.m., New York City time, on May 17, 2013 (as such time and date may be extended, the “Consent Payment Deadline”) and whose Notes are accepted for purchase, will receive, in exchange for each $1,000 principal amount of tendered Notes, an amount equal to $1,024.50 (the “Total Consideration”), which is equal to $994.50 (the “Tender Offer Consideration”) plus a consent payment of $30.00. Holders of Notes who validly tender their Notes after the Consent Payment Deadline but at or before the Expiration Date, and whose Notes are accepted for purchase, will receive only the Tender Offer Consideration. Tendered Notes may be withdrawn from the Tender Offer and Consent Solicitation at any time at or prior to, but not after, 5:00 p.m., New York City time, on May 17, 2013.

CMC reserves the right but is under no obligation, at any point following the Consent Payment Deadline and before the Expiration Date, to accept for purchase Notes validly tendered and not subsequently withdrawn at or prior to the Consent Payment Deadline, subject to satisfaction or waiver of the conditions to the Tender Offer. In addition to the Total Consideration or the Tender Offer Consideration, holders whose Notes are accepted in the Tender Offer will receive accrued and unpaid interest from and including the most recent interest payment date, and up to, but excluding, the applicable settlement date.

The Tender Offer and Consent Solicitation are contingent upon the satisfaction of certain conditions, including the condition that CMC has consummated a financing transaction on terms and conditions satisfactory to CMC resulting in net proceeds to CMC that are sufficient to pay the Total Consideration, plus the applicable interest payment described above, in respect of all of the Notes. If any of the conditions are not satisfied or waived by CMC, it is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes and may terminate the Tender Offer and Consent Solicitation.

The Tender Offer and Consent Solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated May 6, 2013 and related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the Tender Offer and Consent Solicitation. Holders are urged to read the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal carefully before making any decision with respect to the Tender Offer and Consent Solicitation.

Requests for documents relating to the Tender Offer and Consent Solicitation may be directed to Global Bondholder Services Corporation, the Depositary and Information Agent, at (866) 804-2200 (toll-free) or (212) 430-3774 (collect). Citigroup Global Markets Inc. will act as Dealer Manager and Solicitation Agent for the Tender Offer and Consent Solicitation. Questions regarding the Tender Offer and Consent Solicitation may be directed to Citigroup at (800) 558-3745 (toll-free) or (212) 723-6106 (collect).

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The Tender Offer and Consent Solicitation are being made only by and pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal. None of CMC, the Dealer Manager or the Depositary and Information Agent makes any recommendations as to whether holders should tender their Notes pursuant to the Tender Offer and Consent Solicitation.

About Commercial Metals Company

Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

SOURCE: Commercial Metals Company

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